Exhibit 99

       Guidant Announces Preliminary First Quarter Sales of $934 Million;
                  Reflects Strength Across Major Product Lines

    INDIANAPOLIS, Ind.--(BUSINESS WIRE)--April 6, 2004--

     Company Announces Live Webcast of its First Quarter Earnings
                            Conference Call

     Guidant Corporation (NYSE:GDT) today announced preliminary first quarter revenues of $934 million. The company expects earnings per share from continuing operations to be $0.47 -- $0.48. This includes approximately $25 million ($0.08 per share) of expenses for in-process research and development including the previously announced acquisition of AFx, inc. Excluding these charges, adjusted earnings per share from continuing operations will be $0.55 -- $0.56.
     Commenting on the preliminary sales results, Ronald W. Dollens, president and CEO, Guidant Corporation, stated, "Worldwide implantable defibrillator growth of 22 percent to $405 million led our sales for the quarter reflecting continued strength in this market. Sales of worldwide pacemakers, which grew 13 percent to $180 million, and worldwide stents which declined 22 percent to $171 million, also exceeded the revenue scenario outlined during our fourth quarter conference call in January."

     Webcast Information

     Guidant will conduct a live webcast of its first quarter 2004 earnings conference call on Thursday, April 22 at 11:00 a.m. EDT. The company will issue a press release detailing first quarter 2004 earnings before the opening of the New York Stock Exchange on April 22.
     The call will be hosted by Guidant's President and CEO Ronald W. Dollens and will feature a review of current financial results. Also participating on the call will be Fred McCoy, president, Cardiac Rhythm Management; Dana G. Mead, Jr., president, Vascular Intervention; and Keith E. Brauer, vice president, Finance and CFO.
     The live webcast of Guidant's conference call will be accessible through the company's website at www.guidant.com/webcast. The webcast will be archived for future on-demand replay. The earnings release will be available at www.guidant.com and additional financial information will be available at www.guidant.com/investors.

     Guidant Corporation is a world leader in the treatment of cardiac and vascular disease. The company pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. Driven by a strong entrepreneurial culture of 12,000 employees, Guidant develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information visit www.guidant.com.

     NOTE TO MEDIA: For more information about Guidant, including its products and services, please visit the company's newsroom at www.guidant.com/newsroom.

     This release includes forward-looking statements concerning anticipated financial results. The statements are based on assumptions about many important factors, including reporting of final, audited results and other factors listed in Exhibit 99 to the company's 10-K. Actual results may differ materially. The company does not undertake to update its forward-looking statements.

     CONTACT: Guidant Corporation
              Steven Tragash, Corporate Communications, 317-971-2031 Andy Rieth, Investor Relations, 317-971-2061